GEHL COMPANY
                           DEFERRED COMPENSATION PLAN

                            Effective August 1, 2000

                               TABLE OF CONTENTS

                                                                          Page


ARTICLE I. DEFINITIONS AND CONSTRUCTION . . . . . . . . . . .               2
     Section 1.01.Definitions.  . . . . . . . . . . . . . . .               2
     Section 1.02.Construction and Applicable Law.  . . . . .               4

ARTICLE II. DEFERRALS . . . . . . . . . . . . . . . . . . . .               5
     Section 2.01.Election to Make Deferrals. . . . . . . . .               5
     Section 2.02.Revision or Modification of Deferral Election.            5
     Section 2.03.Involuntary Termination of Deferral Elections.            5

ARTICLE III. PLAN ACCOUNTS  . . . . . . . . . . . . . . . . .               7
     Section 3.01.Establishment of Accounts.  . . . . . . . .               7
     Section 3.02.Credits to the Account. . . . . . . . . . .               7
     Section 3.03.Accounts are For Recordkeeping Purposes Only.             7

ARTICLE IV. DISTRIBUTION OF ACCOUNTS  . . . . . . . . . . . .               8
     Section 4.01.Distribution Election.  . . . . . . . . . .               8
     Section 4.02.Modified Distribution Election. . . . . . .               9
     Section 4.03.Time of Distribution. . . . . . . . . . . .               9

ARTICLE V. PROTECTION OF OTHER EMPLOYEE PLAN BENEFITS . . . .              10
     Section 5.01.Retirement Plan Equalization Benefit. . . .              10
     Section 5.02.Life Insurance Equalization Benefit.  . . .              10
     Section 5.03.Long-Term Disability Insurance Equalization Benefit.     11

ARTICLE VI. MISCELLANEOUS PROVISIONS  . . . . . . . . . . . .              12
     Section 6.01.Administration. . . . . . . . . . . . . . .              12
     Section 6.02.Participant Rights Unsecured. . . . . . . .              12
     Section 6.03.Tax Withholding.  . . . . . . . . . . . . .              13
     Section 6.04.Establishment, Amendment or Termination of Plan.         13
     Section 6.05.Administrative Expenses.  . . . . . . . . .              13
     Section 6.06.Successor and Assigns.  . . . . . . . . . .              13



          Gehl Company Deferred Compensation Plan (the "Plan") has been established effective August 1, 2000 to promote the best interests of Gehl Company (the "Company") and the stockholders of the Company by (1) attracting and retaining well-qualified persons for service as non-employee directors of the Company and designated subsidiaries or affiliates; and (2) attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its subsidiaries or affiliates and encouraging their continued loyalty, service and counsel to the Company and its subsidiaries or affiliates.

                    ARTICLE I. DEFINITIONS AND CONSTRUCTION

          Section 1.01. Definitions. The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

          (a) "Account" means the recordkeeping account maintained by the Company for each Participant.

          (b) "Beneficiary" means the person or entity designated by the Participant to be his beneficiary for purposes of this Plan. If a valid designation of Beneficiary is not in effect at time of the death of a Participant, the estate of the Participant is deemed to be the sole Beneficiary. If a Beneficiary dies while entitled to receive distributions from the Plan, any remaining payments shall be paid to the estate of the Beneficiary. Beneficiary designations shall be in writing, filed with the Secretary, and in such form as the Secretary may prescribe for this purpose.

          (c)  "Board" means the Board of Directors of the Company.

          (d)  "Change in Control" means one of the following:

               (i) securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer; or

               (ii) The shareholders of the Company approve a merger or
                    consolidation of the Company with any other corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company (other than a shareholder who is an "affiliate," as defined under rules promulgated under the Securities Act of 1933, as amended, of any party to such consolidation or merger); or

              (iii) The shareholders of the Company approve the sale of
                    substantially all of the Company's assets to a corporation which is not a wholly-owned subsidiary of the Company; or

               (iv) Any person becomes the "beneficial owner," as defined under rules promulgated under the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities the effect of which (as determined by the Board) is to take over control of the Company; or

               (v) During any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          (e) "Code" means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

          (f) "Company" means Gehl Company, a Wisconsin corporation, or any successor corporation.

          (g)  "Compensation" means (i) for a Director, the Retainer Fee and
(ii) for an Executive, the base salary and cash bonus payable by the Company for services performed, including elective contributions to a Section 125, 129 or 401(k) arrangement or Deferrals to this Plan, as determined in accordance with such uniform rules, regulations or standards as may be prescribed by the Compensation Committee.

          (h) "Compensation Committee" means the Compensation Committee of the Board.

          (i) "Deferrals" means amounts credited, in accordance with a Participant's election, to his Account in lieu of the payment of an equal amount of current Compensation.

          (j) "Director" means a director of the Board who is not also an employee of the Company or any Affiliate.

          (k) "ERISA" means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

          (l) "Executive" means any corporate officer or any common law employee of the Company who has been designated by the Compensation Committee as covered under or otherwise being eligible to participate in this Plan.

          (m) "Participant" means either a Director or Executive who is participating in or eligible to participate in the Plan.

          (n) "Retainer Fee" means those fees paid by the Company to non-employee directors for services rendered on the Board or any committee of the Board, or for service on the board of directors of a subsidiary or affiliate, including attendance fees and fees for serving as committee chair.

          (o) "Secretary" means the Secretary of the Company (or his delegate).

          (p) "Trust" means for Directors the Gehl Company Directors' Rabbi Trust and for Executives the Gehl Company Officers' Rabbi Trust or other funding vehicle(s) which may from time to time be established, as amended and in effect from time to time.

          Section 1.02.  Construction and Applicable Law.

          (a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

          (b) This Plan, as applied to Executives, is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

                             ARTICLE II. DEFERRALS

          Section 2.01.  Election to Make Deferrals.

          (a) A Participant may elect to make Deferrals by submitting a properly completed and signed election form to the Secretary. Deferrals with respect to Compensation earned by an Executive in the form of base salary will commence for the calendar month following the date of the election. Deferrals with respect to Compensation earned by an Executive in the form of a cash bonus will commence with the cash bonus paid to the Executive in the calendar year following the date of the election. Deferrals with respect to the Compensation earned by a Director in the form of a Retainer Fee will commence with the Retainer Fee paid to the Director for any meeting occurring after the date of the election.

          (b) A Participant's election shall be in such form as the Secretary may prescribe, and shall specify the percentage or dollar amount of Compensation to be deferred as a Deferral. A Director may elect to defer all or any part of his Compensation, in whole dollar amounts or in increments of one percent (1%). An Executive may, without the consent of the Compensation Committee, elect to defer a portion of his Compensation, in whole dollar amounts or in increments of one percent (1%), provided that the amount or percentage elected does not exceed twenty-five percent (25%) of the Executive's Compensation. An Executive may elect to defer more than twenty-five percent (25%) of Compensation only if the Compensation Committee has approved the Executive's specific deferral percentage or amount. An Executive shall make separate elections with respect to the portion of Compensation which is base salary and the portion which is cash bonus.

          (c) An election shall be deemed made only when it is received by the Secretary, and shall remain in effect until modified by the Participant in accordance with Section 2.02 below.

          Section 2.02.  Revision or Modification of Deferral Election.

          (a) Participant's initial election under Section 2.01 (including an election not to make Deferrals) shall remain in effect from year to year unless revised or modified by the Participant in accordance with this Section 2.02.

          (b) A Participant may modify his then current election (including an election not to make Deferrals) by filing a revised election form, properly completed and signed, with the Secretary. An election shall be deemed revised in accordance with this Section 2.02 only when the revised election is received by the Secretary, and once effective, the revised election shall remain in effect until further revised in accordance with this Section 2.02. Revised elections are prospectively effective according to the rules described in Section 2.01. A revised election does not operate to modify the amounts deferred prior to the effective date of the revised election.

          Section 2.03. Involuntary Termination of Deferral Elections. A deferral election shall be automatically revoked upon termination of service as a Director (in the case of a Director) or termination of employment (in the case of an Executive). In addition, an Executive's deferral election shall terminate on the first day of the Plan Year following the date that the Compensation Committee determines that the Executive is no longer eligible to participate in the Plan, including any such action that may be necessary in order for the Plan to qualify under ERISA, with respect to Executive employees, as a plan of deferred compensation for a select group of management or highly compensated employees.

                           ARTICLE III. PLAN ACCOUNTS

          Section 3.01. Establishment of Accounts. An Account will be established in the name of each Participant who is eligible for and has elected to make Deferrals.

          Section 3.02.  Credits to the Account.

          (a) The Account shall be credited with Deferrals which a Participant makes to the Plan from time to time as soon as practicable thereafter.

          (b) With respect to Executives, the Account shall be credited with the amount, if any, by which the amount of the "Company Matching Contributions" otherwise allocable to the Executive's account pursuant to Sections 3.03 and 5.03 of the Gehl Savings Plan are reduced solely because of the Deferral. For this purpose, it is assumed that the Executive would have made "Deposits" to the Gehl Savings Plan as a percentage of the Deferral at the same rate as applicable to the "Compensation" paid in cash to the Participant at the time of the Deferral. No credit shall be made under this provision if the Executive would not have been allocated "Company Matching Contributions" for any other reason under the terms of the Gehl Savings Plan, including but not limited to the limitations of Code Sections 401(a)(17), 401(k), 401(m), 402(g), or 415. The allocation under this provision shall be made as of the end of the month in which the "Company Matching Contributions" would have been made under the Gehl Savings Plan.

          (c) The Account shall be credited with deemed investment earnings or losses as of the end of each month, based on the balance at the beginning of the month less any distributions during the month. The applicable rate of gain or loss shall be determined from one or more mutual funds selected by the Participant from among the list of available funds offered by the Company from time to time. The Participant shall select one or more mutual funds by submitting a properly completed and signed election form to the Secretary. An election shall be deemed made only when it is received by the Secretary and shall remain in effect until modified by the Participant by a subsequent election. For any election to apply to the next following month, it made by the twentieth (20th) day of the preceding month.

          Section 3.03. Accounts are For Recordkeeping Purposes Only. The Accounts serve solely as a device for determining the amount of benefits accumulated by each Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company to fund such benefits. In any event, the Company may, in its discretion, set aside assets equal to part or all of such account balances and invest such assets in life insurance or any other investment deemed appropriate. Any such assets, including any assets held under the Trust, shall be and remain the sole property of the Company and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

                      ARTICLE IV. DISTRIBUTION OF ACCOUNTS

          Section 4.01.  Distribution Election.

          (a) A new Participant shall, at the time he commences participation in the Plan, make a distribution election with respect to his Account. The election shall be in such form as the Secretary may prescribe, and shall specify the distribution commencement date, the distribution period, the distribution method applicable following the Participant's death, and if acceleration shall occur in the event of a Change in Control.

               (i) Distribution Commencement Date. Unless the Participant has selected a later commencement date (which in no event shall be later than the first distribution period following the Participant's attainment of age 72), distribution of a Participant's Accounts will commence within 60 days following the end of the calendar year in which occurs the Participant's retirement or termination of employment or service. For purposes of this Plan, an Executive who is disabled shall be deemed to have retired or terminated at the conclusion of benefits under all disability income plans sponsored by the Company.

               (ii) Distribution Period.  Distributions will be made in annual installments elected by the participant, but in no case greater than 15 installments.

              (iii) Method of Calculating Annual Distribution Amount.  The
                    annual distribution amount shall be determined by dividing the balance in the Account as of January 1 of the year for which the distribution is being made by the number of installment payments remaining to be made under the distribution period selected by the Participant. Distributions shall be made in cash

               (iv) Distribution of Remaining Account Following Participant's
                    Death. In the event of the Participant's death, the Participant's remaining undistributed interest will be distributed to the Beneficiary designated by the Participant in either a single sum payment or in installments, as elected by the Participant. If the Participant has elected that death benefits be paid in a single sum, the payment shall be made no later than March 1 following the calendar year in which occurs the Participant's death. If the Participant has elected that death benefits be paid in installments, (A) any installments previously commenced to the Participant shall continue to the Beneficiary and (B) if installment distributions had not commenced as of the date of the Participant's death, payments over the installment period elected by the Participant shall commence to the Beneficiary no later than March 1 following the calendar year in which occurs the Participant's death.

               (v) Change in Control. Notwithstanding the applicable elections described above and the provisions of Section 5.01, the Participant may elect that in the event of a Change in Control the benefits otherwise provided hereunder shall be accelerated in a single lump sum to occur as soon as practicable after such Change in Control.

          (b) A distribution election shall be deemed made only when it is received by the Secretary, and shall remain in effect until modified by the Participant in accordance with Section 4.02 below.

          Section 4.02. Modified Distribution Election. A Participant may from time to time modify his distribution election by filing a revised distribution election, properly completed and signed, with the Secretary. However, a revised distribution election will be given effect only if the Participant remains employed by (or in the case of a Director, continues service on the Board) for twenty-four (24) consecutive months following the date that the revised election is received by the Secretary.

          Section 4.03. Time of Distribution. Each annual distribution will be made no later than March 1 of the year for which the distribution is being made.

             ARTICLE V. PROTECTION OF OTHER EMPLOYEE PLAN BENEFITS

          Section 5.01.  Retirement Plan Equalization Benefit.

          (a) In the case of an Executive who participates in the Gehl Company Retirement Income Plan "B" ("Retirement Plan"), a monthly benefit shall be paid to the Executive during his lifetime, and if applicable, to his designated beneficiary under the Retirement Plan following the Executive's death, a monthly amount equal to the difference between:

               (i) The monthly benefit that would have been payable to or on behalf of the Participant under the Retirement Plan had the Participant's compensation for Retirement Plan purposes been calculated prior to reduction for Deferrals made to this Plan but subject to the aggregate compensation and benefit limitations described in Sections 401(a)(17) and 415 of the Code; and

               (ii) The monthly benefit actually payable to or on behalf of the Executive under the Retirement Plan.

          (b) Payments under this Section 5.01 shall cease when all benefits payable to or on behalf of the Executive under the Retirement Plan are discontinued.

          (c) In the event of a Change in Control that results in the acceleration of payment pursuant to Section 4.01(a)(v), the lump sum value of this supplement shall be determined using the interest rate and mortality table specified in the Retirement Plan at that time for valuing lump sums, even though said lump sum payments may be for small amounts only.

          Section 5.02. Life Insurance Equalization Benefit. In the event that a Deferral reduces the amount of death benefit coverage provided under the Company's group term life insurance plan ("GTLI Plan"), in the event of the Executive's death while such coverage is in effect and prior to the Executive's termination of employment with the Company, the Company shall pay to the beneficiary or beneficiaries of the Executive designated for purposes of the GTLI Plan an amount equal to the difference between:

               (i) The amount of benefits that would have been payable on behalf of the Participant under the GTLI Plan had no Deferral been elected; and

               (ii) The benefit actually payable on behalf of the Executive under the GTLI Plan.

The timing and form of such payments shall be identical to the payments from the GTLI Plan, although the tax effects to the recipient may be different.

          Section 5.03. Long-Term Disability Insurance Equalization Benefit. In the event that a Deferral reduces the amount of long-term disability benefit coverage provided under the Company's group long-term disability insurance plan ("LTD Plan"), in the event of the Executive's disability while such coverage is in effect and prior to the Executive's termination of employment with the Company, the Company shall pay to the Executive an amount equal to the difference between:

               (i) The amount of benefits that would have been payable to the Participant under the LTD Plan had no Deferral been elected; and

               (ii) The benefit actually payable to the Executive under the
                    LTD Plan.

The timing and form of such payments shall be identical to the payments from the KTD Plan, although the tax effects to the Executive may be different.

                      ARTICLE VI. MISCELLANEOUS PROVISIONS

          Section 6.01. Administration. The Compensation Committee shall administer and interpret the Plan and supervise preparation of Participant elections, forms, and any amendments thereto. Interpretation of the Plan shall be within the sole discretion of the Compensation Committee and shall be final and binding upon each Participant and Beneficiary. The Compensation Committee may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan.

          Section 6.02.  Participant Rights Unsecured.

          (a) The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant's lifetime only by him or his guardian or legal representative.

          (b) Notwithstanding the establishment of the Trust or any other arrangements made by the Company from time to time to assist in meeting the obligations created under the Plan, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or Beneficiary, or any other person.

          (c) If, after a Change in Control, (i) a dispute arises with respect to the enforcement of the Participant's rights under the Plan, or (ii) any legal proceeding shall be brought to enforce or interpret any provision contained in the Plan or to recover damages for breach of the Plan, in either case so long as the Participant is not acting in bad faith or otherwise pursuing a course of action that a reasonable person would determine to be frivolous, the Participant shall recover from the Company any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding ("Expenses"), and prejudgment interest on any money judgment obtained by the Participant calculated at the rate of interest announced by Firstar Bank Milwaukee, Milwaukee, Wisconsin (or any successor thereto), from time to time as its prime or base lending rate from the date that payments to the Participant should have been made under this Plan.
Within ten (10) days after the Participant's written request therefor, the Company shall pay to the Participant, or such other person or entity as the Participant may designate in writing to the Company, the Participant's Expenses in advance of the final disposition or conclusion of any such dispute or legal proceeding. In the case of a deceased Participant, this Section 6.03(c) shall apply with respect to the Participant's Beneficiary or estate.

          Section 6.03. Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant or Beneficiary for Federal income tax purposes, the Participant or Beneficiary shall pay or make arrangements satisfactory to the Compensation Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

          Section 6.04.  Establishment, Amendment or Termination of Plan.

          (a) There shall be no time limit on the duration of the Plan. Except as provided in Section 6.04(b) below, the Board (or where specified herein, the Compensation Committee) may at any time amend or terminate the Plan; provided, however, that no amendment or termination may reduce or eliminate any Account balance accrued or credited on behalf of a Participant based on Deferrals already made or reduce or eliminate benefits accrued or credited based upon service already rendered.

          (b)  Upon and following the occurrence of a Change in Control:

               (i)  The Board may at any time amend the Plan consistent with
                    Section 6.04(a) to (A) modify the terms and conditions applicable to (or otherwise eliminate) Deferrals that in the absence of the amendment would have been made on or after the Amendment Date, or (B) modify the terms and conditions applicable to (or otherwise eliminate) the accrual of benefits, with respect to periods on or after the Amendment Date, under the supplemental benefits described in Section 3.02(b) and Article V of the Plan.

               (ii) Any amendment to the Plan or action to terminate the Plan that is not described in Section 6.04(b)(i) above, including, without limitation, an amendment that would affect the crediting of investment earnings or losses with respect to Deferrals made prior to the Amendment Date and any amendment that would affect the supplemental benefits described in Section 3.02(b) and Article V that have accrued through the Amendment Date, shall be effective only with the written consent of the Participant (or in the case of a deceased Participant, the Participant's Beneficiary).

          (c) The term "Amendment Date" means the date on which an amendment to the Plan is validly adopted or the date on which the amendment is or purports to be effective, whichever is later.

          Section 6.05. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Company.

          Section 6.06. Successor and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.